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EXHIBIT 3.13

CERTIFICATE OF INCORPORATION
OF
ELECTROCHEMICALS INC.

        FIRST: The name of the Corporation is Electrochemicals Inc.

        SECOND: The address of the Corporation's registered office is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent thereat is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act for which a corporation may be organized under the General Corporation Law of Delaware.

        FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1000) shares of common stock, one cent ($.01) par value per share.

        FIFTH: The name and mailing address of the incorporator is Lori F. Hirsch, 330 Madison Avenue, New York, New York 10017.

        SIXTH: The Board of Directors is expressly authorized to adopt, alter, amend or repeal the By-Laws of the Corporation. Election of directors need not be by written ballot unless and to the extent provided in the By-Laws of the Corporation.

        SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        The Corporation shall indemnify to the full extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The right to indemnification conferred by this Article SEVENTH shall also include the right of such persons to be paid in advance by the Corporation for their expenses to the full extent permitted by the laws of the State of Delaware as from time to time in effect. The right to indemnification conferred on such persons by this Article SEVENTH shall be a contract right.

        Unless otherwise determined by the Board of Directors of the Corporation, the Corporation shall indemnify to the full extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Corporation), by reason of the fact that he is or was an employee (other than an officer) or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

        The rights and authority conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

        Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the Certificate of Incorporation or By-Laws or of any statute inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

        IN WITNESS WHEREOF, I have signed this Certificate of Incorporation on this 22nd day of February, 1990.

/s/ Lori F. Hirsch Lori F. Hirsch Incorporator

CERTIFICATE

FOR RENEWAL AND REVIVAL OF CERTIFICATE OF INCORPORATION

        Electrochemicals Inc., a corporation organized under the laws of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State on the 23rd day of February, 1990 and thereafter voided for non-payment of taxes, now desiring to procure a revival of its Certificate of Incorporation, hereby certifies as follows:

  1.
  The name of the corporation is Electrochemicals Inc.

  2.
  Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle and the name of its registered agent at such address is The Corporation Trust Company.

  3.
  The date when revival of the Certificate of Incorporation of this corporation is to commence is the 28th day of February, 1994, same being prior to the date the Certificate of Incorporation became void. Revival of the Certificate of Incorporation is to be perpetual.

  4.
  This corporation was duly organized under the laws of Delaware and carried on the business authorized by its Certificate of Incorporation until the 1st day of March, 1994, at which time its Certificate of Incorporation became inoperative and void for non-payment of taxes and this Certificate of Renewal and Revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of Delaware.

        IN WITNESS WHEREOF, said Electrochemicals Inc., in compliance with Section 312 of Title 8 of the Delaware Code, has caused this Certificate to be signed by Thomas J. Riordan, its last and acting Vice President and attested by Mary E. Willard, its last and acting Assistant Secretary, this 11th day of May, 1994.

ELECTROCHEMICALS INC.

		By:	/s/ Thomas J. Riordan Thomas J. Riordan Vice President

ATTEST:

By:	/s/Mary E. Willard Mary E. Willard Assistant Secretary

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  EXHIBIT 3.13